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           REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Trustees of the American Century Municipal Trust and Shareholders of the
Tax-Free  Money Market Fund,  Tax-Free Bond Fund,  Arizona  Municipal  Bond Fund,  Florida  Municipal Bond Fund and
High-Yield Municipal Fund:

In planning and performing our audits of the financial statements of the Tax-Free Money Market Fund, Tax-Free
Bond Fund, Arizona Municipal Bond Fund, Florida Municipal Bond Fund and High-Yield Municipal Fund (which constitute the American Century Municipal Trust hereafter referred to as the "Funds")  for the year ended May 31,
2005,  we considered their internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of the Funds is responsible for establishing and maintaining internal control.  In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls.  Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles.  Those controls include the safeguarding of assets against unauthorized acquisition, use or disposition.

Because of inherent limitations in internal control, errors or fraud may occur and not be detected.  Also, projection of any evaluation of internal control to future periods is subject to the risk that controls may become inadequate because of changes in conditions or that the effectiveness of their design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the Public Company Accounting Oversight Board (United
States).  A material weakness, for purposes of this report, is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions.  However, we noted no matters involving internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of
May 31, 2005.

This report is intended solely for the information and use of the Board of Trustees, management and the
Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.


/s/PRICEWATERHOUSECOOPERS LLP
PRICEWATERHOUSECOOPERS LLP
July 20, 2005
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